UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2015

PUBLIC STORAGE

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-33519 (Commission File Number)	95-3551121 (I.R.S. Employer Identification No.)

701 Western Avenue, Glendale, California (Address of Principal Executive Offices)	91201-2349 (Zip Code)

(818) 244-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 3, 2015 (the “Issuance Date”), Public Storage (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with the signatories thereto (the “Purchasers”), pursuant to which the Company issued €242,013,552.76 in aggregate principal amount of 2.175%, Euro-denominated, senior unsecured notes of the Company due November 3, 2025 (the “Notes”) in a private placement to the Purchasers on the Issuance Date.

The Purchasers are institutional accredited investors and the Notes were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  The Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.  The Notes will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company, except for those obligations that are mandatorily preferred by law.

Interest on the Notes will accrue from the Issuance Date, and the Company will pay interest semiannually on May 3 and November 3 of each year, beginning on May 3, 2016, until the Notes mature. The Company may prepay some or all of the Notes from time to time, subject to make-whole and other applicable provisions set forth in the Purchase Agreement.  The Company’s obligations under the Notes may be required to be guaranteed from time to time by certain subsidiaries of the Company.

The Purchase Agreement contains customary representations, warranties and covenants, including certain covenants that may have the effect of limiting the ability of the Company and/or its subsidiaries to, among other things, enter into certain transactions with their affiliates, merge with or sell, lease or otherwise dispose of all or substantially all of their assets to certain third parties where the Company is not the surviving entity, create certain new liens, incur certain additional indebtedness and make certain investments. The Purchase Agreement also requires the Company to maintain certain financial ratios.  These covenants contain important exceptions, limitations and qualifications set forth in the Purchase Agreement.

Events of default under the Purchase Agreement include, but are not limited to (i) a default in the payment of principal of the Notes or the make-whole amount in the event of a prepayment or, following a period of five business days, of interest; (ii) a breach of the Company’s covenants or warranties under the Purchase Agreement or any subsidiary guarantor under any guaranty agreement (subject to cure or commencement of cure within applicable cure periods in certain cases); (iii) any payment default or acceleration of recourse indebtedness of the Company or any subsidiary if the total amount of such indebtedness unpaid or accelerated exceeds $100 million; (iv) events of bankruptcy, insolvency or liquidation involving the Company or its material subsidiaries; (v) any subsidiary guaranty agreement ceases to be in full force and effect or any subsidiary guarantor contests or denies the validity of its obligations under a subsidiary guaranty agreement; (vi) the occurrence of a final judgment in an aggregate amount in excess of $100 million, rendered against the Company or one or more of its subsidiaries; and (vii) the failure to maintain funding standards in ERISA based plans and certain other liabilities related to ERISA based plans that result in a material adverse effect on the Company.

The Company intends to use the proceeds of the sale of the Notes for general corporate purposes.

The foregoing description is qualified in its entirety by reference to the Purchase Agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Note Purchase Agreement, dated as of November 3, 2015, by and among Public Storage and the signatories thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2015

PUBLIC STORAGE

By:	/s/ John Reyes
	Name:	John Reyes
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Description

Exhibit 10.1	Note Purchase Agreement, dated as of November 3, 2015, by and among Public Storage and the signatories thereto.